EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

Parent
------

Coastal Financial Corporation


Subsidiary                                       Percentage      State of
----------                                       ----------      --------
                                                 Owned           Incorporation
                                                 -----           -------------

Coastal Federal Bank                             100%            United States

Coastal Investor Services, Inc.                  100%            South Carolina

Coastal Financial Capital Trust I                100%            Delaware

Coastal Planners Holding Corporation (1)         100%            Delaware

Coastal Retirement Estate and Tax                100%            South Carolina
  Planners, Inc. (4)

Coastal Federal Holding Corporation (1)          100%            Delaware

Coastal Real Estate Investment                   100%            North Carolina
  Corporation (3)

Coastal Mortgage Bankers and                     100%            South Carolina
  Realty Co., Inc. (1)

Sherwood Development                             100%            South Carolina
  Corporation (2)


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     (1)  First tier subsidiaries of Coastal Federal Bank.
     (2) Second tier subsidiary of Coastal Federal Bank and first tier subsidiary of Coastal Mortgage Bankers and Realty. Shady Forest Development Corporation, Ridge Development Corporation, 501 Development Corporation, and North Beach Investment, Inc. were dissolved effective September 30, 2004.
     (3) First tier operating subsidiary of Coastal Federal Holding Corporation, consolidated with Coastal Federal for Regulatory Reporting.
     (4)  First  tier   operating   subsidiary  of  Coastal   Planners   Holding
          Corporation.